Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement previously filed on Form S-3 (No. 333-144880) and related Prospectus of Nanogen, Inc. and to the incorporation by reference therein of our reports dated March 14, 2007, with respect to the consolidated financial statements and schedule of Nanogen, Inc., Nanogen, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Nanogen, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission, which Registration Statement has been incorporated by reference into the Registration Statement on Form S-3 dated on or about August 21, 2007 and filed pursuant to Rule 462(b).

/s/    ERNST & YOUNG LLP

San Diego, California

August 20, 2007